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                                                                     EXHIBIT 5.1
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        [LETTERHEAD OF COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.]



                                                July 15, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

     We have been requested by Young Broadcasting Inc. (the "Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $200,000,000 principal amount of Series B 8 3/4% Senior Subordinated Notes due 2007 of the Company (the "Series B Notes") to be offered in exchange for outstanding 8 3/4% Senior Subordinated Notes due 2007 (the "Series A Notes"), which Series B Notes will be guaranteed (the "Guarantees") by subsidiaries of the Company (the "Subsidiary Guarantors"). The Series B Notes and the Guarantees will be issued under an indenture relating to the Series A and Series B Notes (the "Indenture") among the Company, the Subsidiary Guarantors and First Union National Bank, as Trustee.

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that when the Registration Statement has become effective under the Securities Act of 1933, as amended, the Series B Notes have been duly executed and authenticated in accordance with the Indenture, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Series A Notes have been validly tendered to the Company and the Series B Notes have been delivered in exchange therefor, the Series B Notes and Guarantees will be validly issued and binding obligations of the Company and each of the Subsidiary Guarantors, respectively, subject in each case to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).
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     We express no opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the conclusions expressed above.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the Federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

     The opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon or furnished to any other person without our prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                              Very truly yours,

                                              COOPERMAN LEVITT WINIKOFF
                                                LESTER & NEWMAN, P.C.


                                              By /s/ Elliot Brecher
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